Exhibit (a)(1)(v)

Offer to Purchase for Cash

Any and All Outstanding Shares of Common Stock

of

Continental Resources, Inc.

at

$74.28 per Share

Pursuant to the Offer to Purchase Dated October 24, 2022

by

Omega Acquisition, Inc.,

an entity wholly-owned by Harold G. Hamm

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON MONDAY, NOVEMBER 21, 2022, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated October 24, 2022 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and which, together with the Offer to Purchase, constitutes the “Offer”) in connection with the offer by Omega Acquisition, Inc., an Oklahoma corporation (the “Purchaser”), 100% of the capital stock of which is owned by Harold G. Hamm (the “Founder”), a natural person residing in the State of Oklahoma and an affiliate of Continental Resources, Inc., an Oklahoma corporation (the “Company”), to purchase any and all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of the Company, other than: (i) Shares owned by the Founder, certain of the Founder’s family members and their affiliated entities (collectively, the “Founder Family Rollover Shareholders”); and (ii) Shares underlying unvested Company restricted stock awards (such Shares, together with the Shares referred to in clause (i), the “Rollover Shares,” and the holders of such Rollover Shares, the “Rollover Shareholders”), for $74.28 per Share (the “Offer Price”), in cash, without interest and subject to deduction for any required withholding taxes and upon the terms and subject to the conditions set forth in the Offer to Purchase. Also enclosed is the Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us or our nominees as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us or our nominees for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us or our nominees for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1.

The Offer Price is $74.28 per Share, in cash, without interest, subject to deduction for any required withholding taxes and upon the terms and subject to the conditions set forth in the Offer to Purchase.

2.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 16, 2022 (as amended from time to time, the “Merger Agreement”), between the Company and the Purchaser. The Merger Agreement provides that promptly (and, in any event, within two business days) after the expiration of the Offer, and subject to the terms and conditions of the Merger Agreement, the Purchaser will accept for payment and pay for, or cause to be paid for, all Shares validly tendered and not withdrawn pursuant to the Offer (the time at which Shares may be first accepted for payment under the Offer, the “Acceptance Time”). The Merger Agreement provides, among other things, that as soon as practicable after the Acceptance Time and subject to the conditions set forth in the Merger Agreement, the Purchaser will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation wholly-owned by the Founder Family Rollover Shareholders. At the effective time of the Merger (the “Merger Effective Time”), any Shares not purchased pursuant to the Offer (other than: (i)

the Rollover Shares; (ii) Shares owned by the Company as treasury stock or owned by any wholly-owned subsidiary of the Company, including Shares irrevocably accepted by the Purchaser pursuant to the Offer; and (iii) Shares held by a holder who is entitled to demand and properly demands appraisal for such Shares in accordance with Section 1091 of the Oklahoma General Corporation Act (the “OGCA”), in each case, as determined immediately prior to the Merger Effective Time) will be automatically converted into the right to receive the Offer Price, in cash and without interest, subject to deduction for any required withholding taxes. As a result of the Merger, the Company will cease to be listed on the New York Stock Exchange and will subsequently be deregistered under the Securities Exchange Act of 1934, as amended.

3.

Contemporaneously with the execution and delivery of the Merger Agreement, the Company and the Founder Family Rollover Shareholders entered into a Non-Tender and Support Agreement, dated October 16, 2022, with the Purchaser pursuant to which each Founder Family Rollover Shareholder agreed, among other things, not to tender any of the Shares beneficially owned by such person in the Offer. As of the date hereof, the Founder Family Rollover Shareholders own, in the aggregate, approximately 83% of the outstanding Shares.

4.

Contemporaneously with the execution and delivery of the Merger Agreement, the Founder entered into a Limited Guarantee in favor of the Company, dated October 16, 2022, with respect to certain obligations of the Purchaser under the Merger Agreement, including, under certain circumstances, a guarantee of payment for up to $274 million of the Purchaser’s obligations to consummate the Offer and the Merger, provided, that the Company may only enforce such guarantee in connection with the consummation of the Offer and the Merger.

5.

No appraisal rights are available in connection with the Offer. However, pursuant to the OGCA, if the Merger is consummated, any shareholder who does not tender its Shares in the Offer will have the right, by fully complying with the applicable provisions of Section 1091 of the OGCA, to choose not to accept the consideration payable for their Shares pursuant to the Merger, and instead to demand an appraisal of its Shares in any federal court or state court located in Oklahoma County in the State of Oklahoma and receive a cash payment of the “fair value” of their Shares as of the Merger Effective time as determined by such court. The “fair value” of such Shares as of the Merger Effective Time may be more than, less than, or equal to the Offer Price. See “The Offer—Section 15— Purpose of the Offer; Plans for the Company; Effects of the Offer; Shareholder Approval; Appraisal Rights—Appraisal Rights.”

6.

The Board of Directors of the Company (the “Company Board”) has, upon the unanimous recommendation of a special committee comprised solely of independent and disinterested directors: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company’s shareholders (other than any holder of Rollover Shares or an affiliate thereof or of the Company, such unaffiliated shareholders, the “Public Shareholders”); (ii) approved, adopted and declared advisable the Merger Agreement and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation by the Company of the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the OGCA; (iii) resolved that the Merger Agreement and the Merger shall be governed by Section 1081.H of the OGCA; and (iv) resolved, subject to the terms of the Merger Agreement, to recommend that the Public Shareholders tender their Shares into the Offer, in each case, on the terms and subject to the conditions set forth in the Merger Agreement. The Founder and Shelly G. Lambertz recused themselves from the Company Board approval due to their status as Founder Family Rollover Shareholders.

7.

The Offer and withdrawal rights expire at one minute after 11:59 p.m., New York City time, on Monday, November 21, 2022, unless the Offer is extended or terminated (as it may be extended or earlier terminated, the “Expiration Time”).

8.

The Offer is subject to conditions, including: (i) the Special Committee Recommendation Condition (as defined in “The Offer—Section 18—Conditions to the Offer” of the Offer to Purchase), (ii) the Representations and Warranties Condition (as defined in “The Offer—Section 18—Conditions to the Offer” of the Offer to Purchase); (iii) the Covenants Condition (as defined in “The Offer—Section 18—Conditions to the Offer” of the Offer to Purchase); (iv) the Average Crude Oil Price Condition (as defined in “The Offer—Section 18—Conditions to the Offer” of the Offer to Purchase) and (v) other conditions as set forth in “The Offer—Section 18—Conditions to the Offer” of the Offer to Purchase. Consummation of the Offer is not conditioned on obtaining financing or any minimum tender threshold.

9.

Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal.

10.

Unless certain certification requirements are met, U.S. federal income tax backup withholding at a current rate of 24% may be required. See Instruction 9 of the Letter of Transmittal for further details.

If you wish to have us or our nominees tender any or all of your Shares, please complete, sign, detach and return the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your prompt action is requested. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Time.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

Instruction Form with Respect to

Offer to Purchase for Cash

Any and All Outstanding Shares of Common Stock

of

Continental Resources, Inc.

at

$74.28 per Share

Pursuant to the Offer to Purchase Dated October 24, 2022

by

Omega Acquisition, Inc.,

an entity wholly-owned by Harold G. Hamm

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated October 24, 2022 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and which, together with the Offer to Purchase, constitutes the “Offer”), in connection with the offer by Omega Acquisition, Inc., an Oklahoma corporation (the “Purchaser”), 100% of the capital stock of which is owned by Harold G. Hamm (the “Founder”), a natural person residing in the State of Oklahoma and affiliate of Continental Resources, Inc., an Oklahoma corporation (the “Company”), to purchase any and all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of the Company, other than: (i) Shares owned by the Founder, certain of the Founder’s family members and their affiliated entities; and (ii) Shares underlying unvested Company restricted stock awards, in cash, without interest and subject to deduction for any required withholding taxes and upon the terms and subject to the conditions set forth in the Offer to Purchase.

The undersigned hereby instruct(s) you to tender to the Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) held by you or your nominees for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer furnished to the undersigned. The undersigned understands and acknowledges that all questions as to the validity, form and eligibility (including time of receipt) and acceptance for payment of any tender of Shares made on my behalf will be determined by the Purchaser in its sole discretion.

The method of delivery of this Instruction Form is at the election and risk of the tendering shareholder. This Instruction Form should be delivered to us in ample time to permit us to submit the tender on your behalf prior to the expiration of the Offer.

Number of Shares to be Tendered:	SIGN HERE

Shares*	Signature(s)

Dated
Name(s) (Please Print)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.